Exhibit 5.1

SIDLEY AUSTIN LLP 555 CALIFORNIA STREET SUITE 2000 SAN FRANCISCO, CA 94104 +1 415 772 1200 +1 415 772 7400 FAX AMERICA • ASIA PACIFIC • EUROPE

March 11, 2020

eBay Inc.

2025 Hamilton Avenue

San Jose, California 95125

Re:	eBay Inc.

1.900% Notes due 2025

2.700% Notes due 2030

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (Registration No. 333-236491) (the “Registration Statement”) filed by eBay Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement became effective upon filing pursuant to Rule 462(e) under the Securities Act. Pursuant to the Registration Statement, the Company is issuing $500,000,000 aggregate principal amount of the Company’s 1.900% Notes due 2025 (the “2025 Notes”) and $500,000,000 aggregate principal amount of the Company’s 2.700% Notes due 2030 (the “2030 Notes” and, together with the 2025 Notes, the “Notes”). The Notes are being issued under an Indenture dated as of October 28, 2010 (the “Base Indenture”), as amended and supplemented by a Supplemental Indenture dated as of October 28, 2010 (the “Supplemental Indenture;” the Base Indenture, as amended and supplemented by the Supplemental Indenture, is hereinafter called the “Indenture”), each between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Notes are to be sold by the Company pursuant to an Underwriting Agreement dated March 4, 2020 (the “Underwriting Agreement”) among the Company and BofA Securities, Inc., Credit Suisse Securities (USA) LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth in this letter, we have examined and relied upon copies of (i) the Registration Statement, (ii) the Company’s prospectus dated February 18, 2020 (the “Base Prospectus”), (iii) the Company’s prospectus supplement dated March 4, 2020 supplementing the Base Prospectus and relating to the Notes, (iv) the Indenture, (v) the

Sidley Austin (CA) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

eBay Inc.

March 11, 2020

respective forms of certificates in global form evidencing the Notes, (vi) the Underwriting Agreement, (vii) the Company’s amended and restated certificate of incorporation and amended and restated by-laws and (viii) certain resolutions adopted by the Company’s board of directors and the audit committee thereof related to the Registration Statement, the Indenture, the Underwriting Agreement and the Notes, as certified by the Assistant Secretary of the Company on the date hereof as being true, correct and complete and in full force and effect. We have also examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and other corporate documents as we have deemed necessary or appropriate for the purpose of rendering the opinion set forth in this letter. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission. As to facts relevant to the opinion expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Based on and subject to the foregoing and the other limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that, when the Notes are duly executed by a duly authorized officer of the Company and duly authenticated by the Trustee, all in accordance with the provisions of the Indenture, and delivered to the purchasers thereof against payment of the agreed consideration therefor in accordance with the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company.

Our opinion is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

This opinion letter is limited to the laws of the State of New York (excluding the securities laws of the State of New York) and the General Corporation Law of the State of Delaware. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America, or as to the municipal laws or the laws, rules or regulations of any local agencies or governmental authorities of or within the State of New York, or in each case as to any matters arising thereunder or relating thereto.

eBay Inc.

March 11, 2020

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K to be filed with the SEC on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement, and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP